Exhibit 99.1

Press Contact:	Investor Contact:

Ashley Eames	Steve Kunszabo
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7476	+1 (703) 287-7570
ashley.eames@iridium.com	steve.kunszabo@iridium.com

IRIDIUM’S SPACE-BASED AIR TRAFFIC SURVEILLANCE

VENTURE, AIREON, SIGNS NEW INVESTORS

MCLEAN, VA. – December 20, 2013 – Iridium Communications Inc. (Nasdaq: IRDM) announced today that Aireon LLC, the developer of the world’s first satellite-based global air traffic surveillance system, has entered into binding agreements with three new investors and major Air Navigation Service Providers (ANSPs): ENAV (Italy), the Irish Aviation Authority (IAA), and Naviair (Denmark) for $120 million in new equity into Aireon.

Aireon is currently a joint venture between Iridium Communications Inc. and NAV CANADA, established to launch the AireonSM system as a hosted payload on Iridium NEXT, Iridium’s second-generation satellite constellation, scheduled for first launch in early 2015.

The investments by the new investors and NAV CANADA will be in the form of preferred interests in tranches between 2014 and 2017, subject to the satisfaction of various conditions. Following the completion of these investments, now $270 million in total, Aireon will be required, if and when funds are available, to redeem a portion of Iridium’s interest for a payment of $120 million, which is expected to occur in 2018. Upon this redemption, NAV CANADA will hold 51 percent of the fully diluted ownership of Aireon, ENAV will hold 12.5 percent, and each of IAA and Naviair will hold 6 percent, with 24.5 percent being retained by Iridium.

“When we first envisioned Aireon, we recognized not only the enormous potential for transforming the future of air travel, but that Iridium was the only company capable of providing a platform for such a robust solution,” said Matt Desch, CEO of Iridium. “These new investors demonstrate the rapidly growing interest by global ANSPs and are a testament to how valuable the Aireon service will be to the aviation industry. As an investor ourselves, Aireon continues to be a big part of Iridium’s growth strategy, and these agreements further exemplify the success that we expect to see in the coming years.”

In addition to Iridium’s retained interest and the $120 million redemption payment, Aireon has agreed to pay $200 million in hosting fees to Iridium for the integration and launch of Aireon’s Automatic Dependent Surveillance Broadcast (ADS-B) receiver payloads on each of its Iridium NEXT satellites, and ongoing data service fees of nearly $300 million through 2030, assuming Aireon continues to successfully expand into a global business.

“Aireon continues to gain traction as ANSPs and airlines anticipate the benefits of extending air traffic surveillance over the world’s oceans and remote areas, allowing for increased efficiencies and fuel savings,” said Don Thoma, president and CEO, Aireon. “We expect to see more successes in the coming year, as other ANSPs around the globe continue to show great interest in the service Aireon will provide.”

Aireon is the product of Iridium’s commitment to establish an innovative use of the hosted payload capability available on Iridium NEXT. This new capability will extend the benefits of current radar-based surveillance systems, which are estimated to cover less than 10 percent of the world, to the entire planet. Iridium expects that Aireon will be accommodated on future Iridium® constellations, enabling continuity of its operations well beyond 2030.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

About Aireon LLC

Headquartered in McLean, VA, Aireon LLC was formed to provide air navigation service providers with the capability to track aircraft anywhere in the world in near-real time, including the only coverage over oceanic, polar and remote regions. Aireon will harness the best of aviation surveillance advancements already underway and extend them globally in order to significantly improve the business of air operations through increased efficiency, expanded safety, worldwide integration, reduced GHG emissions and significant cost savings to airlines and ANSPs alike. For more information about Aireon, visit: www.aireon.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the completion of the Aireon investment transactions, the payment by Aireon to Iridium of the redemption amount, hosting fees and data services fees, and the development and deployment of the Iridium NEXT system. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the satisfaction of criteria for the Aireon investment tranches, the successfully development and deployment of the Aireon system, the development of a global market for the Aireon service and the health, capacity and content of Iridium’s current satellite constellation and the development of and transition to Iridium NEXT, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on March 5, 2013, and the company’s Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on October 31, 2013. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

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